                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 3)(1)


                             Spectralink Corporation
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    847580107
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  847580107                    13G           PAGE   2    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     876,379
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               876,379
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          876,379
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------

CUSIP NO.  847580107                    13G           PAGE   3    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     876,379
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               876,379
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          876,379
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------

CUSIP No.  847580107                    13G           Page   4    of  16  Pages.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     30,612
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               30,612
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          30,612
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP No.  847580107                    13G           Page   5    of  16  Pages.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          F. GIBSON MYERS, JR.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    121,805
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     906,991
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   121,805
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               906,991
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,028,796
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP No.  847580107                    13G           Page   6    of  16  Pages.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          KEVIN A. FONG
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    75,543
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     906,991
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   75,543
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               906,991
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          982,534
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP No.  847580107                    13G           Page   7    of  16  Pages.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WILLIAM D. UNGER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    76,780
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     906,991
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   76,780
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               906,991
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          983,771
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP No.  847580107                    13G           Page   8    of  16  Pages.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WENDELL G. VAN AUKEN, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    30,722
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     906,991
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   30,722
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               906,991
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          937,713
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP No.  847580107                    13G           Page   9    of  16  Pages.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MICHAEL J. LEVINTHAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    76,780
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     906,991
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   76,780
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               906,991
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          983,771
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP No.  847580107                    13G           Page   10   of  16  Pages.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          A. GRANT HEIDRICH, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    91,355
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     906,991
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   91,355
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               906,991
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          998,346
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  Spectralink Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5755 Central Avenue
                  Boulder, CO 80301

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  Mayfield VI Investment Partners, a California Limited
                    Partnership
                  Mayfield VI Management Partners, a California Limited
                    Partnership
                  Mayfield Associates Fund, a California Limited Partnership Kevin A. Fong
                  Wendell G. Van Auken, III
                  A. Grant Heidrich, III
                  F. Gibson Myers, Jr.
                  William D. Unger
                  Michael J. Levinthal

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      CITIZENSHIP:

                  The entities listed in Item 2(a) are California Limited
                    Partnerships.
                  The individuals listed in Item 2(a) are U.S. citizens.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

         (e)      CUSIP NUMBER:

                  847580107



                              Page 11 of 16 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP

         The information regarding ownership as set forth in Items 5-9 of Pages 2-10 hereto, is hereby incorporated by reference.

         For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.



                              Page 12 of 16 pages.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000



                                MAYFIELD VI INVESTMENT PARTNERS
                                A California Limited Partnership


                                By: /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


                                MAYFIELD VI MANAGEMENT PARTNERS
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


                                MAYFIELD ASSOCIATES FUND
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


                                F. GIBSON MYERS, JR.

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                KEVIN A. FONG

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                   George A. Pavlov, Attorney In Fact


                                WILLIAM D. UNGER

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                   George A. Pavlov, Attorney In Fact


                                WENDELL G. VAN AUKEN, III

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact



                              Page 13 of 16 pages.

                                MICHAEL J. LEVINTHAL

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                A. GRANT HEIDRICH, III

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact




                              Page 14 of 16 pages.

                                    EXHIBIT 1

Exhibit 1- "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit B to the Statement on Schedule 13G dated February 10, 1997.















                              Page 15 of 16 pages.

                                   EXHIBIT 2




                                                           NUMBER OF SHARES           NUMBER OF SHARES          PERCENT OF CLASS
           NAME OF REPORTING PERSON                          (DIRECT) (4)                (INDIRECT)           BENEFICIALLY OWNED(1)
-----------------------------------------------            ----------------           ----------------        ---------------------
Mayfield VI Investment Partners,                               876,379(2)                     -0-                    4.7%
a California Limited Partnership

Mayfield VI Management Partners, a California                      -0-                    876,379(2)                 4.7%
Limited Partnership

Mayfield Associates Fund, a California Limited                  30,612                        -0-                    0.2%
Partnership

F. Gibson Myers, Jr.                                           121,805                    906,991(3)                 5.5%

Kevin A. Fong                                                   75,543                    906,991(3)                 5.2%

William D. Unger                                                76,780                    906,991(3)                 5.3%

Wendell G. Van Auken, III                                       30,722                    906,991(3)                 5.0%

Michael J. Levinthal                                            76,780                    906,991(3)                 5.3%

A. Grant Heidrich, III                                          91,355                    906,991(3)                 5.3%

Total                                                        1,379,976                                               7.4%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1999.

(2) Represents shares held of record by Mayfield VI Investment Partners, of which Mayfield VI Management Partners is the sole General Partner.

(3) Includes 876,379 shares held by Mayfield VI Investment Partners and 30,612 shares held by Mayfield Associates Fund. The individual Reporting Persons listed are General Partners of Mayfield VI Management Partners, which is the General Partner of Mayfield VI Investment Partners. The individual Reporting Persons, except for Mr. Fong, are also General Partners of Mayfield Associates Fund. Mr. Fong is a limited partner of Mayfield Associates Fund. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VI Investment Partners and Mayfield Associates Fund but disclaim such beneficial ownership.

(4) Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity. Shares held directly by the individual Reporting Persons, other than Mr. Heidrich and than 18,255 shares held by Mr. Myers, are held by them as trustee.





                              Page 16 of 16 pages.